BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUCEMENT TO THE MARKET

In compliance with article 157, paragraph 4th, of Law 6,404 of December 15, 1976, as amended, and in accordance with the Intruction No. 358, of the Securities and Exchange Commission ("CVM"), dated March 01, 2012 , BRF S.A. ("BRF" – BM&FBovespa: BRFS3; NYSE: BRFS – "Company") hereby informs its shareholders and the market in general that, in continuity to the provisions stabilished in the Material Fact of  September, 03, 2014 and the Annoucement to the Market of December, 05,  2014, it was approved without restrictions by the Secretary General of the Brazilian Antitrust Authority (CADE) on April 22, 2015, with final and unappealable decision on May 07, 2015, the acquisition by Lactalis do Brasil - Comércio, Importação e Exportação de Laticínios Ltda. ("Lactalis"), a company controlled by Parmalat SpA, the Italian public company belonging to Groupe Lactalis, the Company's dairy division, which includes (a) plants located in Bom Conselho (PE), Carambeí (PR), Ravenna (MG) , Concordia (SC), Teutônia (RS), Itumbiara (GO), Terenos (MS), Ijuí (RS), Três de Maio I (RS), Três de Maio II (RS) and Santa Rosa (RS), and (b) their assets and brands ("Batavo", "Elegé", "Cotochés", "Santa Rosa" and "DoBon") dedicated to this division (the "Transaction").

The final and definitive approval of the Transaction by CADE consisted, as explained in the Annoucement to the Market published on December 05, 2014, in one of the conditions precedent of the Transaction. Therefore, now that this condition has been implemented and since all other conditions precedent are complied with, the Transaction can progress to its subsequent stages of integration, closure and transfer of the assets sold to Lactalis.

The Company shall continue to provide to BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros, CVM, SEC, NYSE, its shareholders and the market in general new information on the subject that may constitute a material fact.

São Paulo, May 08, 2015

Augusto Ribeiro Junior

Chief Financial and Investor Relations Officer